Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NeighborCare, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-82200) on Form S-8 of NeighborCare, Inc. of our report dated June 22, 2004, with respect to the statements of net assets available for benefits of the NeighborCare, Inc. 401(k) Plan (formerly, Genesis Health Ventures, Inc. Retirement Plan) as of December 31, 2003 and 2002, the related statements of changes in net assets available for benefits for the years ended December 31, 2003 and 2002, and the related schedule as of December 31, 2003, which report appears elsewhere in this Form 11-K.

Baltimore, Maryland

/s/ KPMG LLP

June 28, 2004